                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment # _____)

                                Atmel Corporation
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                                 Name of Issuer

                                  COMMON STOCK
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                          Title of Class of Securities

                                    049513104
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                                  Cusip Number


        Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership or more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or other wise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
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CUSIP NO. 049513104                                                                                          Page: 2 of 3 pages
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           George Perlegos - SS# ###-##-####
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                      (a)[ ]
                                                                                                                      (b)[ ]
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    3       SEC USE ONLY



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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                             United States of America

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                                      5      SOLE VOTING POWER

                                                 8,316,025

                                   ---------------------------------------------------------------------------------------------
            NUMBER OF                 6      SHARED VOTING POWER
             SHARES
          BENEFICIALLY                           8,316,025
            OWNED BY
              EACH                 ---------------------------------------------------------------------------------------------
            REPORTING                 7      SOLE DISPOSITIVE POWER
             PERSON
              WITH                               8,316,025
    (as of December 31, 1998)
                                   ---------------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                  8,316,025

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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 8,316,025

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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          8.34%

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    12      TYPE OF REPORTING PERSON*

                            IN


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

                      *See instructions before filling out!


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                                                               Page 3 of 3 pages


ITEM 1(a)         NAME OF ISSUER:
                  Atmel Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  2325 Orchard Parkway
                  San Jose, CA  95131

ITEM 2(a)         NAME OF PERSON FILING:
                  George Perlegos

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  2325 Orchard Parkway
                  San Jose, CA  95131

ITEM 2(c)         CITIZENSHIP:
                  U.S. Citizen

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:
                  Common Stock

ITEM 2(e)         CUSIP NUMBER:
                  049513104 (Atmel Corporation)

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: n/a

ITEM 4            OWNERSHIP:

                  a) Amount Beneficially Owned:    8,316,025 (as of December 31,
                                                   1998)
                  b) Percent of Class:             8.34%
                  c) Number of Shares as to which such person has:

                           i.       sole power to vote or to direct the vote:
                                    8,316,025
                           ii.      shared power to vote or to direct the vote:
                                    8,316,025
                           iii. sole power to dispose or to direct the disposition of: 8,316,025
                           iv. shared power to dispose or to direct the disposition of: 8,316,025

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: n/a

ITEM 6            OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON: n/a

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY: n/a

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: n/a

ITEM 9            NOTICE OF DISSOLUTION OF THE GROUP: n/a

ITEM 10           CERTIFICATION: n/a

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature:     /s/ George Perlegos                      Date:     2/4/99


Name/Title:    George Perlegos, President & CEO, Atmel Corporation